EXHIBIT 99.2
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                           EXPLANATION OF RESPONSES:
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1.         Jeffrey L. Gendell ("Mr. Gendell") is the managing member of Tontine
           Capital Management, L.L.C. ("TCM"), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership ("TCP"). Mr. Gendell is the managing member of Tontine Management, L.L.C. ("TM"), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership ("TP"). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company ("TOA"), the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation ("TOF") and certain separately managed accounts. Mr. Gendell is also the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company ("TCO"), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership ("TMF"). Mr. Gendell indirectly owns 17,183,870 shares of Common Stock which is made up of the following: TCP directly owns 8,002,971 shares of Common Stock; TP directly owns 5,798,717 shares of Common Stock; TMF directly owns 900,000 shares of Common Stock; TOF beneficially owns 2,389,305 shares of Common Stock; and certain separately managed accounts own 92,877. All of the foregoing shares of Common Stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Issuer's securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities representing Mr. Gendell's pro rata interest in, and interest in the profits of, TCP, TP, TM, TOA, TMF and TOF.